FOR IMMEDIATE RELEASE

November 10, 2011

TXO PLC

(“TXO” or the “Company”)

Issue of Convertible Loan Note

TXO ISSUES CONVERTIBLE LOAN NOTES TOTALLING £961,200

Further to the announcement made on 8 September 2011, the board of TXO Plc ("TXO" or "the Company") announces that it has issued Convertible Loan Notes totalling £961,200. The convertible, unsecured, loan notes (“Loan Notes”) have been issued to institutional investors and high net worth individuals as well as to certain directors and advisors to settle outstanding fees.

The Loan Notes are due for repayment on 30 April 2013 or, on the election of the note holders, may be converted in whole or in part into new TXO ordinary shares ("Ordinary Shares"), at a conversion price of 0.75p per share. Prior to repayment or conversion, the Loan Notes will be subject to interest at the rate of 10% for per annum, payable monthly in cash to the note holder.

Full conversion of the Loan Note would result in the issue of 128,160,000 new Ordinary Shares, representing 27.9% per cent of the issued share capital (as enlarged thereby) of the Company.

Following the issue of the Loan Notes, TXO has received a gross amount of £925,000 in cash (net amount after costs of £900,500). In addition, £36,200 of the Loan Notes have been issued to settle outstanding director and advisor’s fees. These are as follows: Daniel French, a Director of TXO, has received £15,000 worth of Loan Notes.  Andrew Glendinning, a Director of TXO, has received £7,700 worth of Loan Notes.  Hill Street Investments plc (“Hill Street”) have received £13,500 worth of Loan Notes.  Tim Baldwin, Chairman, is also chairman of Hill Street, in which he holds a beneficial interest.  In addition, Tim Baldwin, a Director of TXO, through his personal pension scheme has subscribed for £50,000 worth of Loan Notes in cash. These transactions are related party transactions under the AIM Rules for Companies.

Accordingly, the independent director, being Richard Harvey, considers, having consulted with its Nominated Adviser, that the terms of the transaction are fair and reasonable insofar as the Company’s shareholders are concerned.

The cash proceeds of the Loan Note will be used to fund the exercise of TXO’s call option to acquire a 19.9% interest in Empire Energy Corporation International (“Empire”) as announced on 8 September 2011. An announcement will be made shortly on completion of this investment in Empire. In addition funds will be used for general working capital purposes.

For further information, please contact:

TXO PLC

Tim Baldwin, Chairman +44 (0) 771 287 2820

Beaumont Cornish Limited

Roland Cornish and James Biddle +44 (0) 20 7628 3396